EX-99.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Delaware Group® Equity Funds I of our report dated December 20, 2018, relating to the financial statements and financial highlights, which appears in Delaware Mid Cap Value Fund’s Annual Report on Form N-CSR for the year ended October 31, 2018. We also consent to the references to us under the headings “Financial Highlights” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania
February 26, 2019